Exhibit 10.22

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is effective as of 16th December, 2020 (the “Effective Date”), is made by and between Radius Health, Inc., together with its affiliates (“Radius”), with an address of 950 Winter Street, Waltham, MA 02451 USA and cq-consulting LLC, with an address of 16 William Beaser Drive, Garnet Valley PA 19060, United States (“Consultant”). Radius and Consultant are collectively referred to as the “Parties”.

WHEREAS, Radius has a legitimate business need for the Services (as defined below) that can be provided by the Consultant;

WHEREAS, Consultant has the required professional qualifications, practical experience and knowledge to provide the Services; and

WHEREAS, Consultant agrees to provide the Services to Radius, and Radius wishes to retain Consultant to perform the Services, in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of Consultant’s engagement hereunder to perform the Services described herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms and conditions:

1.Definitions.

1.1    “Applicable Laws” shall mean any applicable business conduct, regulatory and health and safety guidelines, laws, statutes, rules, regulations, ordinances, and professional and industry codes of conduct which are applicable to the Services, Consultant or Radius anywhere in the world, including, but not limited to, those relating to anti-corruption, anti-bribery, data protection, personal health information, clinical trials and industry conduct.

1.2    “Confidential Information” shall mean any and all scientific, technical, trade, business and any other confidential or proprietary information, and Protected Data whether or not marked as confidential or proprietary, provided to Consultant by Radius, its suppliers, customers, employees, officers, agents, or others in connection with the Services or any proposed Services, or indirectly learned by Consultant as a result of provision by Consultant of the Services for which this Agreement provides, or obtained by Consultant while visiting Radius’ facilities, regardless of whether such information is in written, oral, electronic, or other form. Radius’ “Confidential Information” shall include, without limitation, the Data and personal data subject to the Applicable Laws.

1.3    “Data” shall mean any resulting data and information (including without limitation, written, printed, graphic, video, or audio material, and/or information contained in any computer database or in computer readable form) generated in the course of conducting Services.

1.4    “Inventions” shall mean improvements, developments, discoveries, inventions, know-how and other rights (whether or not protectable under state, provincial, federal, or foreign intellectual property laws) which are conceived and/or reduced to practice by Consultant, alone or jointly with others as a result of, or in the performance of, the Services, or which are related to the Material, as defined below, or its use, or are developed using the Material or the Confidential Information.

1.5    “Services” shall mean support for abaloparatide product leader, expert medical input to Business Development and other strategic initiatives and all such other services as the Parties may mutually agree. Services may be described in a proposal or other document, which document shall be subject to the terms hereof and be attached as an exhibit (“Exhibit”) hereto. In the event of any conflict between the terms of an Exhibit and the terms of this Agreement, the terms of this Agreement shall control.

2.Services.

2.1    Radius would like Consultant to provide the Services and Consultant wishes to provide the Services.

2.2    Consultant will diligently provide the Services in a timely manner on behalf of and for Radius in accordance with this Agreement, the reasonable written instructions of Radius not inconsistent with any of Consultant's obligations hereunder, and Applicable Laws.

2.3    Subject to the provisions contained in this Section and in Section 2.4, Consultant retains the right to control or direct the details, manner and means by which the Services are provided to Radius. Consultant retains the right to provide services to other individuals or companies except to the extent inconsistent with Consultant's obligations under this Agreement. Unless otherwise approved in advance in writing by Radius, Consultant shall perform the Services only at Radius’ or Consultant's own facilities.

2.4    Consultant shall not use a subcontractor to perform the Services or otherwise subcontract Consultant's obligations hereunder without the prior written consent of Radius. Any permitted subcontractor shall be obligated to perform in accordance with this Agreement, and Consultant agrees to be responsible for the actions and omissions of such subcontractor as if Consultant had made such actions or omissions himself/herself.

3.Term.

3.1    This Agreement will commence on the Effective Date and, subject to earlier termination in accordance with this Section, shall continue until March 31, 2021 (“Term”). This Agreement may be renewed thereafter if both Parties agree in writing to such extension.
3.2    Radius or Consultant may terminate this Agreement upon 30 days written notice to the other Party.
3.3    Radius may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any provision of this Agreement or the Applicable Laws. In the event Radius terminates this Agreement without cause before any Services have been performed by Consultant, Radius will not be obligated to pay Consultant any unearned compensation. If Radius terminates this Agreement without cause and Consultant has performed a portion of the Services to Radius’ satisfaction, Radius will compensate Consultant for Services satisfactorily completed up to the time of such termination.

3.4    Consultant may terminate this Agreement immediately and without prior notice if Radius fails to pay any amounts due to Consultant within fifteen days after sending Radius written notice of late payment due.
3.5    Upon termination of this Agreement by Radius, Consultant shall immediately cease provision of Services and return to Radius all Radius Confidential Information.

4.Confidentiality; Publication; Data Privacy.

4.1    Consultant agrees to treat any Confidential Information as the exclusive property of Radius, and Consultant agrees not to disclose any of the Confidential Information to any third party without first obtaining the written consent of Radius. Consultant agrees to protect the Confidential Information that was received with at least the same degree of care Consultant uses to protect Consultant's own confidential information.

4.2    Consultant agrees to use any Confidential Information only for the purpose of conducting Services hereunder and for no other purpose. The above provisions of confidentiality shall not apply to that part of Confidential Information which Consultant is able to demonstrate by documentary evidence: (i) was lawfully in Consultant's possession prior to receipt from Radius without an obligation of confidentiality; (ii) was in the public domain at the time of receipt from Radius; (iii) becomes part of the public domain other than due to Consultant's fault; or (iv) is lawfully received by Consultant from a third party without an obligation of confidentiality. Notwithstanding the foregoing, Consultant may disclose that part of Confidential Information that is required by an order of a court of competent jurisdiction or any regulatory authority to be disclosed, provided that Consultant gives Radius prompt and reasonable notification of such requirement prior to such disclosure and takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and to minimize the extent of such disclosure. Upon request by Radius, any and all Confidential Information received by Consultant hereunder shall be destroyed or returned promptly to Radius.

4.3    Neither Party shall disclose the existence or substance of this Agreement, except as required by Applicable Laws. Consultant shall not publish any articles or make any presentations or communications (including any written, oral, or electronic manuscript, abstract, presentation, or other publication) relating to the Services, the Confidential Information, Inventions or Data, in whole or in part, without the prior written consent of Radius. Consultant shall not engage in interviews or other contacts with the media, including but not limited to newspapers, radio, television and the Internet, related to this Agreement without Radius’ prior related written consent.

4.4    Consultant hereby grants written consent to the processing of Consultant’s personal data by Radius for the purposes of this Agreement and to the possible transfer of this data outside Consultant’s country of residence, including to the United States of America where different data protection rules apply

4.5    Data Privacy.

(a)Consultant shall comply with any and all applicable data protection, privacy or similar laws anywhere in the world (“Data Protection Laws”) that apply in relation to any personal data processed in connection with this Agreement (“Protected Data”), and render such assistance and co-operation as is reasonably necessary or reasonably requested by Radius to ensure Radius is in compliance with the Data Protection Laws.

(b)Without prejudice to the generality of subparagraph (a), in respect of Protected Data disclosed to Consultant in connection with this Agreement (and whether disclosed by Radius, data subjects or otherwise), Consultant shall ensure that it only processes such Protected Data for purposes notified to it by Radius and that it maintains appropriate security measures in respect of the Protected Data to prevent unauthorised access to the Protected Data and against accidental loss or destruction of, or damage to, the Protected Data.

(c)If required by the Applicable Laws, Consultant shall not disclose to any third party or provide to Radius any personal data unless the individual to whom such personal data pertains has granted his or her informed written consent to such disclosure. This includes unambiguous and explicit written consent to the potential transfer of personal data outside such person’s country of residence to another jurisdiction, including the United States of America, where different data protection rules apply.

(d)Consultant will take all steps required and communicated in writing to Consultant by Radius that Radius reasonably considers are necessary in order to comply with Radius’ own obligations under Data Protection Laws.

(e)Consultant, for the purposes of facilitating Radius’ compliance with the Data Protection Laws, shall additionally comply with such data protection policies as Radius shall provide to the Consultant from time to time. To the extent Consultant uses non-Radius devices that could be used to store or access Protected Data, Radius shall be permitted, during regular business hours and upon reasonable prior notice, to conduct audits or inspections of such devices to monitor Consultant’s compliance with the obligations hereunder. Consultant shall cooperate fully in any audits or inspections conducted by Radius under this Section. Consultant agrees to take any reasonable actions requested by Radius to cure any deficiencies noted during any such audit or inspection. In the event that either Radius or Consultant becomes aware of any unauthorised, unlawful or dishonest conduct or activities, or any breach of the terms of this Agreement relating to Protected Data, such Party shall promptly notify the other in writing thereof and the Parties shall take such action as Radius may deem reasonably necessary to prevent any further unauthorised, unlawful or dishonest conduct or activities or breach of the terms of this Agreement relating to Protected Data.

4.6    This Section 4 shall survive the termination or expiration of this Agreement.

5.Intellectual Property.

5.1    Consultant shall promptly and fully disclose in writing to Radius any and all Inventions.

5.2    Consultant agrees that, as between Consultant and Radius, Radius owns all rights, title and interest in any Data or Invention, including any intellectual property (including, but not limited to, patent, trademark, copyright and trade secret) rights therein. Consultant hereby assigns to Radius all of Consultant's rights to and interest in any Data or Invention. To the extent that any of Radius’ ownership rights contemplated under this section are not perfected, fail to arise, revert or terminate by operation of law, then in lieu of such ownership rights, Consultant shall automatically grant to Radius an exclusive, perpetual, irrevocable, fully paid up, royalty-free, transferable, sublicensable (through multiple layers of sublicensees) license to all rights, title and interest in the Data or Inventions for which such ownership rights failed to arise, reverted or terminated by operation of law. Consultant shall take all actions necessary in order to perfect, maintain, and/or enforce (to “Protect”) Radius’ rights in the Data and Inventions, including without limitation, executing and delivering all requested applications, assignments and other documents. Consultant hereby permits Radius to execute and deliver any such documents on Consultant's behalf in the event Consultant fails to do so and accepts Radius as Consultant’s agent for the limited purpose of Protecting Radius’ ownership and/or exclusive rights.

5.3    During and after the Term of this Agreement, Consultant agrees to assist Radius, at Radius’ request, in preparing and prosecuting patent applications and patent extensions or in obtaining or maintaining other forms of intellectual property rights protection for Inventions which Radius elects to protect. Radius shall reimburse Consultant for any reasonable costs incurred in providing such assistance.

5.4    Without Radius’ prior written consent, Consultant shall not engage in any activities, on its own or in collaboration with a third party, or use any third party facilities or third party intellectual property in performing the Services which could result in claims of ownership to any Inventions being made by such third party.

    5.5    This Section 5 shall survive the termination or expiration of this Agreement.

6.Insider Trading.

Consultant acknowledges that in connection with this Agreement Consultant may have advance access to information that may be considered “material nonpublic information” under the United States securities laws and the equivalent laws of the country in which Consultant is established. Consultant agrees to treat such information as Confidential Information and acknowledges and agrees to be bound by the terms and conditions of Radius’ Insider Trading Policy, a copy of which will be provided to Consultant upon request from Consultant's Radius business contact, and all related Applicable Laws. Accordingly, Consultant shall be subject to any and all restrictions on trading set forth therein.

7.Representations.

7.1    Mutual Representations. Radius and Consultant each represent, warrant and/or covenant to the other that:

(a)Radius enters into this Agreement with Consultant in order to meet a legitimate and genuine business need for the Services and that the selection of the Consultant is based exclusively on the Consultant’s qualifications, expertise, experience, knowledge and ability to meet this legitimate and genuine business need;

(b)entry into this Agreement, its performance and the payment for the Services, are in no way contingent, conditional or depending on any other previous, current, or potential future business that is or may be generated by the Consultant or on the recommendation, endorsement, prescription, purchase, order, supply, use or administration by the Consultant of any medicinal products which are manufactured or marketed by Radius; and

(c)entry into this Agreement, its performance and payment for the Services, are in no way contingent, conditional or dependent on any other previous, current, or potential future agreements between the Parties.

7.2    Services and Deliverables. Consultant represents, warrants and/or covenants that:

(a)    he or she is permitted to provide Services in the country(ies) in which he or she is established and shall maintain all licenses and permits for Consultant’s activities in accordance with Applicable Laws during the Term of this Agreement; and

(b)    his or her independence and professional judgment in the performance of the Services under this Agreement are not influenced or affected by this Agreement or any previous, current, or future agreements or interaction between the Consultant and Radius.

7.3     Absence of Restrictions. Consultant represents, warrants and/or covenants that:

(a)    Consultant has not (i) been excluded, debarred, suspended or otherwise made ineligible to exercise his or her profession under Applicable Laws; or (ii) engaged in any act that would be grounds for such exclusion, debarment or suspension; Upon learning or acquiring knowledge of any facts or circumstances that may lead to actions relating to the representations above, Consultant will immediately disclose such facts or circumstances to Radius;

(b)    Consultant is authorized to enter into this Agreement and that Consultant is not a party to any other agreement or under any obligation to any third party which would prevent Consultant from entering into this Agreement or from performing Consultant’s obligations.

(c)    Consultant has (i) made all notifications and registrations of this Agreement to his or her employer, national and local competent authorities and/or professional organizations that may be required by the Applicable Laws, as well as by employment contract provisions; and (ii) prior to entering this Agreement Consultant has sought and received all authorizations from his or her employer, national and local competent authorities and/or professional organizations to enter the Agreement that may be required by the Applicable Laws, as well as by employment contract provisions, or if such authorizations are not received or refused, or if authorizations are rescinded at a later date, Consultant shall inform Radius immediately and Radius shall have the option to terminate this Agreement immediately, pursuant to Section 3.3.

7.4    Compliance. Consultant further represents, warrants and/or covenants that the amounts payable hereunder shall constitute the fair market value for the Services to be provided hereunder.

8.Ethical Business Practices.

8.1.    Consultant agrees to conduct the Services contemplated herein in a manner which is consistent with both Applicable Laws, including anti-bribery laws, and good business ethics. In performing the Services for Radius, Consultant (i) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including but not limited to bribes, either directly or indirectly to any public official, regulatory authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (ii) shall comply with all applicable anti-corruption and anti-bribery laws and regulations. Consultant shall not make any payment or provide any gift to a third party in connection with Consultant’s performance of this Agreement except as may be expressly permitted in this Agreement without first identifying the intended third-party recipient to Radius and obtaining Radius’ prior written approval. Consultant shall notify Radius immediately upon becoming aware of any breach of Consultant’s obligations under this Section.
8.2.    Consultant shall promptly notify Radius in the event of any government investigation or inquiry related to compliance with Applicable Laws and shall allow Radius to participate in the event it relates to the Services hereunder.
8.3    In the event that Radius has reason to believe that a breach of this Section 8 has occurred or may occur, Radius is entitled to conduct an audit and Consultant shall fully cooperate in connection with any such audit. Consultant expressly understands and agrees that any breach of this Section 8 is considered a material breach of this Agreement entitling Radius to terminate this Agreement with immediate effect hereof.
9.Intentionally Omitted.

10.Disclaimer.

Except for breaches of confidentiality or intellectual property, IN NO EVENT SHALL Either PArty BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES of the other party ARISING UNDER THIS AGREEMENT Even IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.Independent Contractor Status.

11.1    This Agreement establishes between the Parties an independent contractor relationship. This relationship is completely independent of any other relationship that exists or may exist in the future between the Parties.

11.2    This Agreement does not create any employer-employee, agency or partnership relationship between the Parties. The Consultant shall in no circumstances hold himself or herself out as representing the position of Radius. Consultant shall not be entitled to or eligible to participate in Radius’ insurance plans and other compensation or benefit plans Radius maintains for its own employees. Consultant retains full and sole responsibility for complying with income reporting and other requirements imposed by Applicable Laws. Radius will not provide workers’ compensation insurance coverage to Consultant for work-related accidents, illnesses, damages or injuries arising out of or in connection with the Services. Further, Consultant understands and agrees that the consulting relationship with Radius is not covered under unemployment compensation laws

11.3    It is expressly understood that nothing in this Agreement is intended to (i) be, nor shall it be construed as, an obligation or inducement, either expressed or implied, to recommend, purchase, order, prescribe, promote, or otherwise support any Radius product or service; (ii) to induce, obligate or require Consultant to use, rent, purchase or otherwise become or maintain its status as customer of Radius products or services; or (iii) to compromise Consultant's personal judgment or integrity.

12.Payment.

12.1    Radius will pay Consultant for Services rendered as set forth in the applicable Exhibit (the “Budget”). Any amount in excess of the Budget requires the prior written approval of Radius.

12.2    Radius will reimburse out-of-pocket travel and other reasonable expenses that have been preapproved by Radius, in writing, and incurred in connection with the Services rendered hereunder, and are supported by original evidence or receipts. Reimbursement of pre-approved expenses shall be made by Radius within thirty (30) days of receipt of an itemized statement with receipts or other evidence of reimbursable expenses.

12.3    A purchase order (“PO”) may be generated for this work. If a PO is generated, all invoices should include the Radius PO number and a detailed description of the Services effectively and actually provided by the Consultant to ensure prompt payment. Invoices will be delivered to Radius monthly for Services satisfactorily provided in the preceding month. Radius will pay invoices within thirty (30) days of their receipt, provided that such invoices have been provided to Radius within thirty (30) days of completion of the Services to which they relate.

12.4    Prior to any payment, Radius must have a W-9 on file for the payee. W-8s or W-9s must be sent to invoices@radiuspharm.com.

Invoices should be sent to Radius via email (.pdf format acceptable):

invoices@radiuspharm.com

If email invoicing is not possible, invoices may be sent via mail:

Radius Health, Inc.
950 Winter Street
Waltham, MA 02451

Attention: Accounts Payable
Checks must be made payable to:    cq-consulting LLC

Checks to be mailed to:
16 William Beaser Drive
Garnet Valley PA, 19060

13.Miscellaneous Matters.

13.1    Any notices to be given hereunder shall be in writing and shall be delivered to the address below: (a) in person; (b) first class registered or certified mail, postage prepaid, (c) next day express delivery service; or (d) by fax or email, with originals to follow immediately thereafter by methods (a), (b) or (c). Notice shall be effective upon delivery or, in the case of (d), upon confirmation of delivery of the fax or email.

If to Radius:
Radius Health, Inc.
950 Winter Street
Waltham, MA 02451
United States of America
Attention: Chief Business Officer
Fax: 781.861.0620

With a copy to: General Counsel
Email: notices@radiuspharm.com

If to Consultant:
Dr. Charles Morris
cq-consulting LLC
16 William Beaser Drive
Garnet Valley, PA 19060

e-mail:

13.2    This Agreement, together with any Exhibit(s), constitutes the entire agreement of the Parties with regard to its subject matter and supersedes all previous written or oral representations, agreement(s), and understandings between the Parties hereto with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but collectively shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile or electronic transmission (including by e-mail delivery of .pdf signed copies), each of which will be binding when sent. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorised representatives.

Radius Health, Inc.                    Consultant

By:	/s/ G. Kelly Martin	By:	/s/ Dr. Charles Morris
Name:	G. Kelly Martin	Name:	Dr. Charles Morris
Title:	Chief Executive Officer	Title:	Sole Manager
Date:		Date:
EXHIBIT

This document shall serve as an Exhibit, dated 12/16/2020 to that certain Consulting Agreement, with an Effective Date of 12/16/2020 (the “Agreement”), by and between Radius Health, Inc., together with its affiliates (“Radius”) and cq-consulting LLC , which Agreement is hereby incorporated by reference.

1.    Description of Services.

–Support for abaloparatide product leader
–Advise and contribute medical expertise to Business Development and other strategic initiatives

2.    Budget.

Radius will pay an aggregate total of one hundred fifty thousand United States Dollars ($150,000 USD) for the Services rendered to Radius’ satisfaction. Any amount in excess of the Budget requires the prior written approval of Radius.

3.    Payment Schedule and Invoicing.

The aggregate total will be paid in three equal monthly installments with the first payment due January 29th, 2021.

Radius Health, Inc.                    cq-CONSULTING LLC

By:	/s/ G. Kelly Martin	By:	/s/ Dr. Charles Morris
Name:	G. Kelly Martin	Name:	Dr. Charles Morris
Title:	Chief Executive Officer	Title:	Sole Manager
Date:		Date: